SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

COASTAL BANKING COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒

No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11:

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount previously paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

April 14, 2008

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Friday, May 16, 2008 at 10:00 a.m. at the Hilton Garden Inn, 1500 Queen Street, Beaufort, South Carolina 29902.  We sincerely hope that you will be able to attend the meeting, and we look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  We will also report on our operations during the past year and during the first quarter of fiscal year 2008, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

Please take this opportunity to become involved in the affairs of Coastal.  Whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy card and return it to us in the envelope provided as soon as possible.  Returning the proxy card WILL NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting and wish to do so, you may withdraw your proxy and vote your own shares.

/s/ Michael G. Sanchez

/s/ Randolph C. Kohn

/s/ Suellen Rodeffer Garner

Michael G. Sanchez

Randolph C. Kohn

Suellen Rodeffer Garner

Chief Executive Officer

President

Chairman of the Board

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2008

The annual meeting of shareholders of Coastal Banking Company, Inc. will be held on Friday, May 16, 2008 at 10:00 a.m. at the Hilton Garden Inn, 1500 Queen Street, Beaufort, South Carolina 29902, for the following purposes:

(1)

to elect four (4) persons to serve as Class III Directors for a three-year term; and

(2)

to transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on March 31, 2008 as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting.  We ask, however, whether or not you plan to attend the meeting that you mark, date, sign and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present, whether in person or by proxy.

If you attend the meeting, you may revoke your proxy at the meeting and vote your shares in person.  You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ Michael G. Sanchez

Michael G. Sanchez

Chief Executive Officer

April 14, 2008

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway

Beaufort, South Carolina 29907

(843) 522-1228

__________________________________________________________

PROXY STATEMENT FOR 2008 ANNUAL MEETING

__________________________________________________________

INTRODUCTION

Time and Place of the Meeting

Our Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Friday, May 16, 2008 at 10:00 a.m. at the Hilton Garden Inn, 1500 Queen Street, Beaufort, South Carolina 29902, and at any adjournments of the meeting.

Record Date and Mailing Date

The close of business March 31, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.  We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 14, 2008.

Number of Shares Outstanding

As of the close of business on the record date, Coastal had authorized 10,000,000 shares of common stock, $.01 par value, of which 2,520,396 shares were issued and outstanding.  Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposal to be Considered

Shareholders will be asked to elect four persons to serve as Class III Directors for a three-year term.  The persons nominated to serve as Class III Directors, as well as the continuing directors, are described beginning on page 3.  The Board of Directors recommends a vote FOR approval of this proposal.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card.  If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting.  If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering a written revocation of the proxy or a duly executed proxy bearing a later date to Paul R. Garrigues, Chief Financial Officer, at Coastal’s main office by the close of business on the day prior to the shareholders meeting or by attending the meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy.  We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.  Only those votes actually cast for each proposal, however, will be counted for purposes of determining whether a proposal received sufficient votes to pass.

For the election of directors, a director nominee must receive more votes than any other nominee for the particular seat on the Board of Directors to be elected.  As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.  At the present time, we do not know of any competing nominees.

Any other matters that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.  Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

Abstentions.  A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum.  Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes.  Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon.  Broker non-votes are included in determining the presence of a quorum.  A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

SOLICITATION OF PROXIES

Coastal pays for all costs associated with proxy solicitation.  Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise.  We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL:  ELECTION OF DIRECTORS

The Board of Directors consists of 12 members and is divided into three classes, each with four members.  The directors in each class serve staggered terms of three years each.  The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor.

The Board unanimously recommends that the shareholders re-elect the directors identified below as Director Nominees to serve as Class III Directors for a three-year term expiring in 2011.

Set forth below is information about each of our director nominees and continuing directors.

Class III Director Nominees (Term Expiring 2011)

Randolph C. Kohn, 60, Class III Director, has served as the President of Coastal Banking Company since August 27, 2007.  Mr. Kohn served as Chief Executive Officer for Coastal Banking Company from its inception in 1999 to 2007 and has served as President and Chief Executive Officer of Lowcountry National Bank since its inception in 1999.  He previously served as Senior Vice President and Senior Credit Officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina.  He has more than 35 years of banking experience in both Georgia and South Carolina.  He graduated from the University of Georgia in 1970 with a degree in Business Management & Finance.  He also serves on the Board of Directors for the Boys and Girls Club of Beaufort, is a member of the Administrative Board of Carteret Street United Methodist Church, and is a member of the Beaufort Rotary Club.

Robert B. Pinkerton, 66, Class III Director, has been President and Chief Executive Officer of Athena Corporation, a manufacturer and fabricator of custom products for the construction industry since 1990.  Prior to that, he was President and Chief Executive Officer of Blackstone Corporation (now part of Valeo), a multinational original equipment manufacturer of automotive engine cooling systems.  He is also a principal in Beaufort Land Company, LLC and Village Renaissance, Inc., both developers in Beaufort, South Carolina.  He holds a law degree, two engineering degrees and is a graduate of the South Carolina Bankers Association Directors College.  He serves as chairman of the Beaufort Redevelopment Commission, Treasurer of St Mark’s Chapel, and is a former Assistant District Governor of Rotary.  Mr. Pinkerton has served as a director since our organization in 1999.

Edward Wilson, 56, Class III Director, has served as a director since our merger with First Capital Bank Holding Corporation on October 1, 2005.  He served as a director of First Capital Bank Holding Corporation from 1998 until the merger.  Mr. Wilson is a licensed insurance agent.  He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (secretary and treasurer since 1985); Fernandina Beach (president since 1987); and Yulee (president since 1998).  Mr. Wilson also participates in real estate investments from time to time.

Marshall E. Wood, 61, Class III Director, was elected to the Board of Directors in May 2007.  Mr. Wood served as a director of First Capital Bank Holding Corporation from 1998 until its merger with us on October 1, 2005.  Mr. Wood served as a director of Barnett Bank from 1981 to 1997 and its successor, Nations Bank (Jacksonville), until May 1998.  He graduated from the University of Georgia in 1968 with a degree in Business Administration and from the University of Tennessee with a Juris Doctor degree in 1972.  He is engaged in the practice of law in Fernandina Beach, Florida.  Mr. Wood serves as a director of the Boys and Girls Club of Nassau County and as a director of Baptist Medical Center Nassau.

Class I Continuing Directors (Term Expiring 2009)

Christina H. Bryan, 62, Class I Director, has served as a director since our merger with First Capital Bank Holding Corporation on October 1, 2005.  She served as a director of First Capital Bank Holding Corporation from 1998 until the merger.  Ms. Bryan is a co-owner and director of the following businesses:  Rex Packaging, Inc., Florida Petroleum Corporation, and YCG, Inc. She is on the board of Baptist Medical Center-Nassau, past president of the YMCA, and President elect of Gator Boosters for the University of Florida.  She is also a Stephen Minister and is on the Staff Parrish Committee of Memorial United Methodist Church.

James W. Holden, Jr., 48, Class I Director, is a licensed veterinarian in South Carolina, North Carolina and Georgia, and has been practicing veterinary medicine in Beaufort since 1986.  He has been the owner and director of Holly Hall Animal Hospital since 1988.  Dr. Holden is also a general partner and owner of James W. Holden & Co., LLC., a real estate holding company.  He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979.  He is a member of the Rotary Club of Beaufort where he has served as director, president, vice president, and secretary.  Dr. Holden has served as a director of the Company since 1999.  Dr. Holden is past chairman of the board of directors of Lowcountry Estuarium, a non-profit marine science educational organization.  He is a 2003 graduate of the SCBA Bank Directors College.

James C. Key, 68, Class I Director, is the managing partner of Shenandoah Group, LLP, a firm providing risk management, controls, and governance solutions for a wide variety of clients in business, government, education, and multinationals since 1997.  He is a Certified Internal Auditor.  Mr. Key served as director, internal audit North America and Asia Pacific at IBM Corporation in Armonk, New York, until he retired in 1997.  Mr. Key graduated from Syracuse University.  He is on the board and is chair of the governance and nominating committee of the YMCA of Beaufort County.  Also, Mr. Key is chair of the finance committee and past president of the Unitarian Universalist Fellowship of Beaufort.  Additionally, he is vice president of the Thomas Jefferson District of the Unitarian Universalist Association of Congregations in Charlotte, NC.  Mr. Key has served as a director of the Company since 1999.

Michael G. Sanchez, 58, Class I Director, has served as Chief Executive Officer of Coastal Banking Company since August 27, 2007.  Mr. Sanchez served as President of Coastal Banking Company from the merger with First Capital Bank Holding Corporation on October 1, 2005 until August 27, 2007 and has served as a director of Coastal Banking Company since October 1, 2005.  He served as director, president and chief executive officer of First Capital Bank Holding Corporation from 1998 until the merger.  Mr. Sanchez also serves as the President and Chief Executive Officer of First National Bank.  Mr. Sanchez served as group president of lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998.  He also served as president, chief executive officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995.  Mr. Sanchez has over 30 years of experience in the banking industry.

Class II Continuing Directors (Term Expiring 2010)

Ron Anderson, 63, Class II Director, has served as a director since our merger with First Capital Bank Holding Corporation on October 1, 2005.  He served as a director of First Capital Bank Holding Corporation from 1998 until the merger.  Mr. Anderson has served as managing general partner of Marel Enterprises, a family limited partnership, since 1997.  Mr. Anderson is also the president of several automobile-related businesses, including Ron Anderson Chevrolet-Olds; Anderson Pontiac-Buick-Olds-GMC, Inc.; Ron Anderson Pontiac-Buick-GMC, Inc.; Ron Anderson Ford, Waycross, Georgia; Atlantic Warranty Corp. and Anderson Enterprises.  Mr. Anderson served as a director of Bank South, Douglas, Georgia, from 1985 to 1986.

Suellen Rodeffer Garner, 51, Class II Director and Chairman of the Board, has served as a director since our merger with First Capital Bank Holding Corporation on October 1, 2005.  She served as a director of First Capital Bank Holding Corporation from 1998 until the merger.  Ms. Garner served as a director of Barnett Bank from 1990 to 1998.  In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Todd Garner D.D.S., P.A. since 1983.

Dennis O. Green, CPA , 67, Class II Director, served as chief auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York, from February 1990 to July 1997 when he retired.  He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance and was licensed as a Certified Public Accountant by the State of Michigan in 1969.  Mr. Green is managing member and founder of Celadon LLC, developer of “Celadon,” a new traditional neighborhood development on Lady’s Island, Beaufort, SC.  He is director and president of The Olive Tree Foundation; director of Gray Holdings, LLP; director and chairman of the audit committee of Venture Inc. of Beaufort; and director of the Boys and Girls Club of the Lowcountry,  Beaufort Unit.  Mr. Green has served as a director since 1999.

Ladson F. Howell, 64, Class II Director and Vice-Chairman of the Board, is licensed to practice law in South Carolina and retired in January 2000 as a practicing attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort, South Carolina, since 1968.  He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965.  Mr. Howell was a former president of the Beaufort County Bar Association.  He currently is a member of the South Carolina State Bar Association and the Board of Trustees of Carteret Street United Methodist Church.  Mr. Howell has served as a director of the Company since 1999.

Meetings and Committees of the Board

During the year ended December 31, 2007, the Board of Directors of Coastal held 6 meetings.  Each director attended at least 75% of the meetings of Coastal’s Board of Directors and committees of the board on which he or she serves, except for Christina Bryan who attended 67% of such meetings.

Annual Meeting Attendance.  Although the Company does not have a formal policy regarding its directors’ attendance at the annual meeting of shareholders, all directors are expected to attend the 2008 meeting and all directors attended the 2007 annual meeting.

Committees of the Board of Directors

Our Board of Directors has appointed a number of committees, including an audit, executive compensation and management resources, and corporate governance and nominating committee.  Each of these committees have adopted committee charters, which are available on our website at www.coastalbanking.com.  These committees are described below.

Audit Committee.  The Audit Committee is composed of Ms. Bryan and Messrs. Key, Wood, Pinkerton, and Green (as chair).  Each of these members is considered “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.  The Board also has determined that Mr. Green is an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.  The Audit Committee met 8 times in 2007.

The Audit Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The Audit Committee reports it findings to the Board of Directors.

Executive Compensation and Management Resources Committee.  The Executive Compensation and Management Resources Committee is composed of Ms. Bryan, Ms. Garner, and Messrs. Anderson, Holden, Howell, Pinkerton, and Wilson.  Mr. Wilson is the chair of the committee.  The Executive Compensation and Management Resources Committee met 5 times in 2007.

The Executive Compensation and Management Resources Committee has the responsibility of approving all elements of compensation for elected officers.  It also reviews and approves all awards, grants, and related actions under Coastal’s equity compensation plans.  The Executive Compensation and Management Resource Committee reviews and approves goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals, and recommends to the independent directors the Chief Executive Officer’s compensation level based on the committee’s evaluation.  The committee also reviews and recommends compensation levels for the two highest-paid executives of each operating unit to the Board of Directors.  The Chief Executive Officer and the President recommend to the committee compensation levels for the Chief Financial Officer.

The committee determined director compensation based on its survey of director compensation in other publicly traded community banks of similar size.  The executive officers do not participate in determining director compensation.

The Executive Compensation and Management Resources Committee has the sole authority to retain consultants and advisors as it may deem appropriate and to approve the related fees and other retention terms.  The committee also has the authority to delegate appropriate matters to subcommittees as it may deem appropriate.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is composed of Ms. Garner and Messrs. Anderson, Green, Holden, Howell, Key, and Wilson.  Mr. Key serves as the chair of the committee.  Each of the members of the committee is considered “independent” under Rule 4200(a)(15) of the 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

The Corporate Governance and Nominating Committee advises and makes recommendations to the Board of Directors regarding corporate governance principles and board practices by the Company.  The committee also recommends to the Board of Directors the Company’s slate of  nominees for election to the board.  The Corporate Governance and Nominating Committee met 4 times in 2007.

The Corporate Governance and Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, our customers and shareholders and professionals in the financial services industry.  The committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise.  In evaluating potential director nominees, the committee has not prescribed any specific qualifications or skills but uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors.  Under these criteria, director nominees should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards.  Director nominees should also have broad experience at the policy-making level in business, government, education, technology, or public interest.  Director nominees should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.  Each director must represent the interests of the Company’s shareholders.

Additionally, in accordance with our bylaws, a shareholder may nominate persons for election as directors in opposition of the Company’s nominees.  Shareholders who wish to make a director nomination must deliver nominations in writing to the Secretary of the Company no later than:  (a) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders.  Each notice must set forth:

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the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

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a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

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such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

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the consent of each nominee to serve as a director of the Company if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Code of Ethics

We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.  We have adopted a formal code of ethics that applies to our senior executive officers and staff which is approved by our Board of Directors.  The Code of Ethics is available without charge upon request by contacting our Secretary in writing at Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of Coastal’s 2007 audited consolidated financial statements.

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The Audit Committee has reviewed and discussed Coastal’s 2007 audited consolidated financial statements with Coastal’s management;

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The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, Certified Public Accountants, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Coastal’s consolidated financial statements;

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The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from Coastal; and

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Based on review and discussions of Coastal’s 2007 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that Coastal’s 2007 audited consolidated financial statements be included in Coastal’s Annual Report on Form 10-K.

March 14, 2008

Audit Committee:

Christina H. Bryan

Dennis O. Green

James C. Key

Robert B. Pinkerton

Marshall E. Wood

EXECUTIVE OFFICERS

The following table shows for each executive officer of Coastal:  (a) his name, (b) his age at December 31, 2007; (c) how long he has been an officer of Coastal; and (d) his positions with Coastal and the Banks:

Name (Age)	Officer Since	Position with Coastal Banking Company and it Subsidiary Banks
Randolph C. Kohn (60)	1999	President of Coastal; President and Chief Executive Officer of Lowcountry National Bank
Michael G. Sanchez (58)	2005	Chief Executive Officer of Coastal; President and Chief Executive Officer of First National Bank of Nassau County
Paul R. Garrigues (52)	2007	Chief Financial Officer of Coastal, Lowcountry National Bank, and First National Bank of Nassau County

Paul R. Garrigues, 52, has served as the Chief Financial Officer of Coastal Banking Company and the Banks since September 10, 2007.  Prior to joining the Company, Mr. Garrigues served as senior vice president of secondary marketing at Seacoast National Bank in Stuart, Florida from June 2006 to September 2007.   Mr. Garrigues served as Senior Vice President and Chief Financial Officer of Big Lake National Bank in Okeechobee, Florida from February 2005 to June 2006, when Seacoast National Bank acquired Big Lake National Bank.  From October 2002 to January 2005, Mr. Garrigues served as the Chief Accounting Officer of Lydian Trust Company, a financial services company in Palm Beach Gardens, Florida.  Mr. Garrigues earned a bachelor’s degree in accounting from the University of Southern California.  He is a certified public accountant and is a member of the American Institute of Certified Public Accountants.

Biographical information for Mr. Kohn and Mr. Sanchez is included above under the headings “Class III Director Nominees (Term Expiring  2011)” and “Class I Continuing Directors (Term Expiring 2009).”

COMPENSATION

Compensation of Executive Officers

Summary Compensation Table.  The following table presents the total compensation the Company paid during the fiscal year 2007 to its Chief Executive Officer, its President and its Chief Financial Officer.  James L. Pate, III served as the Company’s Chief Financial Officer until August 27, 2007 and Paul R. Garrigues became the Chief Financial Officer on September 10, 2007.  Neither Mr. Garrigues nor any other executive officer of the Company earned over $100,000 in salary and bonus during the fiscal year 2007.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Non-Qualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3) ($)	Total ($)

Randolph C. Kohn	2007	191,470	71,794	2,329	19,967	285,560
President*	2006	180,000	81,177	2,073	32,372	295,622

Michael G. Sanchez	2007	189,000	94,500	--	86,129	369,629
Chief Executive Officer **	2006	180,000	90,000	--	89,907	359,907

James L. Pate, III	2007	81,945	--	492	70,881	153,318
Chief Financial Officer	2006	115,907	28,652	451	3,702	148,712
(through August 27, 2007)

*	Michael G. Sanchez served as the Company’s President from October 1, 2005 until August 27, 2007, when he was appointed CEO.
**	Randolph C. Kohn served as the Company’s CEO from 1999 until August 27, 2007, when he was appointed President.

Footnotes:

(1)

Represents bonus payments to Messrs. Kohn and Sanchez pursuant to the terms of each of their Employment Agreements, which are described below under “Executive Agreement,” and an incentive bonus payment to Mr. Pate pursuant to the Banks’ incentive compensation programs, which are described below under “Incentive Compensation Program.”

(2)

Represents earnings on executives’ deferred compensation accounts, which are paid at a rate of 75% of Lowcountry National Bank’s return on equity for the prior quarter, not to exceed 12% annually.  For more information, see “Director Deferred Fee Program” below.

(3)

Represents compensation to the named executives for the following:

Named Executive	401(k) Matching Contributions	Supplemental Retirement Benefits	Health Insurance Benefits	Life Insurance Benefits	Company Car	Club Membership Dues	Severance Payment

Randolph C. Kohn
2007	5,941	--	6,240	5,775	--	2,011	--
2006	7,522	--	2,726	2,888	12,596	6,640	--

Michael G. Sanchez
2007	4,508	74,567	7,054	--	--	--	--
2006	4,516	74,567	3,264	--	7,560	--	--

James L. Pate, III
2007	2,517	--	4,160	--	--	--	64,204
2006	3,702	--	--	--	--	--	--

Outstanding Equity Awards at Fiscal Year End

The following table presents for each of the Company’s named executive officers (i) the number of securities underlying unexercised options that are exercisable, (ii) the number of securities underlying unexercised options that are not exercisable, (iii) the option exercise price, and (iv) the options expiration date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Randolph C. Kohn President	43,311 17,363	--	8.65 8.65	5/10/2010 12/9/2009
Michael G. Sanchez Chief Executive Officer	29,611	--	8.61	10/27/2009

Executive Agreements

Randolph C. Kohn.  The Company, Lowcountry National Bank and Mr. Kohn entered into an employment agreement dated April 6, 2005, pursuant to which Mr. Kohn served as the Chief Executive Officer of the Company and President and Chief Executive Officer of Lowcountry National Bank.  However, on August 27, 2007, Mr. Kohn voluntarily agreed to relinquish the position of Chief Executive Officer of the Company and take on the role of President of the Company.  The agreement commenced on April 6, 2005, has an initial term of five years, and automatically renews for successive one-year periods unless either party provides written notice at least 90 days prior to the expiration of the current term.  Pursuant to the agreement, Mr. Kohn’s annual base salary was $191,470 in 2007.  The Board of Directors reviews Mr. Kohn’s base salary every year and may increase it from time to time.  Mr. Kohn is also eligible to receive an annual cash bonus equal to up to 75% of his base salary based upon the achievement of certain criteria established by the Board.  He is also entitled to life insurance premiums, an automobile, club dues, and to participate in all of the Company’s retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

Under the terms of the agreement, if Mr. Kohn’s employment is terminated by the Company without cause (as defined in the agreement), Mr. Kohn will be entitled to all accrued compensation, the automobile provided under the agreement free of any liens and severance compensation in an amount equal to 100% of his then current monthly base salary each month for 36 months from the date of termination; provided, however, if Mr. Kohn’s employment is terminated in the fourth or fifth year of the initial term of the agreement, then Mr. Kohn will be entitled to severance compensation in an amount equal to 100% of his then current monthly base salary for the number of months remaining in the initial term from the date of termination.  If Mr. Kohn terminates the agreement for any reason at least 36 but not more than 48 months following the Company’s merger with First National Corporation on October 1, 2005, Mr. Kohn will be entitled to all accrued compensation, the automobile provided under the agreement free of any liens, and severance compensation in an amount equal to 100% of his then current monthly base salary each month for 36 months from the date of termination.

Mr. Kohn will be entitled to all accrued compensation, the automobile provided under the agreement free of any liens, and a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years, if the agreement is terminated:

•

by Mr. Kohn for any reason within the 12-month period after a change in control (as defined in the agreement);

•

by Mr. Kohn for good reason (as defined in the agreement) after a change in control or before a change in control if he can demonstrate that an event causing good reason was done in connection with the change in control; or

•

by the Company without cause after a change in control.

The Agreement also provides that any payments under the Agreement that would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code shall be reduced to the extent necessary to avoid being characterized excess parachute payments.

During his employment and for a period of 24 months thereafter, Mr. Kohn will be prohibited from, subject to limited exceptions, (a) competing with Coastal and Lowcountry National Bank by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 50-mile radius of any of the Company’s offices; or (b) soliciting employees for a competing business.  In addition, during his employment and for a period of 12 months thereafter, he will be prohibited from soliciting customers for a competing business.

Michael G. Sanchez.  The Company, First National Bank and Mr. Sanchez entered into an employment agreement that was effective on October 1, 2005 .  Pursuant to the employment agreement, Mr. Sanchez served as the President of the Company and the President and Chief Executive Officer of First National Bank.  However, on August 27, 2007, Mr. Sanchez voluntarily agreed to relinquish the position of President of the Company and take on the role of Chief Executive Officer of the Company.  The agreement has an initial term of five years and automatically renews for successive one-year periods unless either party provides written notice at least 90 days prior to the expiration of the current term.  Under the terms of the agreement, Mr. Sanchez’s annual base salary was $189,000 in 2007.  The Board of Directors reviews Mr. Sanchez’s base salary every year and may increase it from time to time.  Mr. Sanchez is also eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of First National Bank, provided that this bonus shall not exceed 50% of the base salary paid to Mr. Sanchez as long as Coastal maintains Executive Supplemental Retirement Income Agreement for Michael Sanchez, dated October 20, 2004.  He is entitled to life insurance premiums, an automobile, and to participate in all of the Company’s retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

If the agreement is terminated without cause (as defined in the agreement) by the Company, Mr. Sanchez will be entitled to all accrued compensation, the automobile provided under the agreement free of any liens; and severance compensation in an amount equal to 100% of his then current monthly base salary each month for 24 months from the date of termination.

If the agreement is terminated (1) without cause (as defined in the agreement) by the Company following a change in control (as defined in the agreement) of the Company, (2) by Mr. Sanchez for any reason following a change in control of the Company, or (3) by Mr. Sanchez for any reason during the one-year period beginning on October 1, 2007, or (4) by Mr. Sanchez for good reason following a change in control or before a change in control if he can demonstrate that an event causing good reason was done in connection with the change in control , Mr. Sanchez will be entitled to all accrued compensation, all accrued benefits under the deferred compensation plan, the automobile provided under the agreement free of any liens; and a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years; provided, however, that the payments shall be reduced to the extent necessary to avoid being characterized “excess parachute payments” under Section 280G of the Internal Revenue Code.

During his employment and for a period of 12 months thereafter, Mr. Sanchez will be prohibited from, subject to limited exceptions, (a) competing with Coastal or First National by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35-mile radius of the Coastal’s or First National’s main office; (b) soliciting customers for a competing business; or (c) soliciting employees for a competing business.  These restrictions against soliciting customers and personnel, however, will not apply following a change in control.

Paul R. Garrigues.  On September 17, 2007, the Company entered into an employment agreement with Mr. Garrigues regarding his position as Chief Financial Officer of the Company.  The agreement was effective as of September 10, 2007 and the initial term is three years from the effective date.  The term will automatically renew for successive one-year periods unless either party provides written notice of its or his intent not to extend the agreement at least 90 days prior to the expiration of the current term.

Under the terms of the agreement, Mr. Garrigues receives an annual base salary of $150,000, subject to an annual increase as determined by the Chief Executive Officer based on his evaluation of Mr. Garrigues’ performance.  Mr. Garrigues is entitled to a quarterly bonus equal to 2% of the quarterly net profits before taxes of the Company’s wholesale mortgage lending division.  Mr. Garrigues is also entitled to annual bonus compensation as determined by the Chief Executive Officer.  Increases to Mr. Garrigues’ base salary and annual bonus compensation are subject to necessary or desired approval by the Board of Directors.

Under the terms of the agreement, Mr. Garrigues was also granted an option to purchase 8,000 shares of the Company’s common stock at an exercise price of $18.20 per share.  The option vests in five equal annual increments beginning on September 10, 2008.  The option was issued pursuant to the Company’s stock incentive plan and is governed by a related stock option agreement.  Additionally, the agreement requires the Company to provide Mr. Garrigues with vacation time, reimbursement for reasonable business expense, and other customary benefits.

Generally, in the event Mr. Garrigues is terminated by the Company without cause (as defined in the agreement), the Company will be required to pay Mr. Garrigues an amount equal to 50% of his then current base salary in substantially equal installments for a period of six months.  If the Company terminates Mr. Garrigues’ employment without cause or Mr. Garrigues terminates his employment for good reason (as defined in the agreement), in either case within 24 months following a change in control of the Company (as defined in the agreement), the Company will pay Mr. Garrigues a lump sum severance payment equal to his then current base salary plus the annual average of the bonuses paid to Mr. Garrigues with respect to the last three calendar years.

If Mr. Garrigues’ employment is terminated by the Company or by Mr. Garrigues, Mr. Garrigues will be prohibited from competing with the Company and the Banks or soliciting their customers or employees for a period of 12 months from the date of termination.

Incentive Compensation Program

Lowcountry National Bank and First National Bank each maintain an incentive compensation program for employees, officers and executive officers.  Under the programs bonuses are paid based on the performance of each bank in three areas: deposit growth, loan growth and net income.  In 2008, Mr. Garrigues will be eligible to earn a bonus of up to 33% of his base salary if each of the banks meet maximum performance goals, and 21% of his base salary if each of the banks meet threshold performance goals.  Under the 2006 performance criteria, Mr. Pate could have earned a bonus in 2006 of up to 31% of his base salary.  The actual bonus paid to Mr. Pate in 2006 was $28,652, or 24.69% of his base salary.

Executive Deferred Compensation Program

We maintain an executive deferred compensation program to provide executive officers with an opportunity to defer compensation in an interest-bearing account.  Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of the Company’s return on equity for the previous quarter, not to exceed 12%.  Benefits are payable in 120 equal monthly installments commencing on the first day of the month following the executive’s normal retirement date.  Upon early retirement or the termination of employment following death, disability, or a change of control, benefits are payable in a lump sum within 60 days of such termination.

Supplemental Executive Retirement Plan

In October 2004, the Board of Directors of our subsidiary, First National Bank of Nassau County, approved the Executive Supplemental Retirement Income Agreement for Michael Sanchez. Under the agreement, the bank is required to make annual contributions on behalf of Mr. Sanchez to a retirement income trust fund or, alternatively, if and when Mr. Sanchez prematurely withdraws amounts from the retirement income trust fund, to begin crediting annual deferred compensation obligations on his behalf.  The amount of the annual contributions and deferred compensation credits are actuarially determined and are based on the annual incremental accounting accruals which would be required of the bank through the earlier of Mr. Sanchez’s death or age 65 under applicable accounting guidelines and assuming a discount rate equal to 6% per annum to pay a defined benefit to Mr. Sanchez commencing at age 65 equal to either (i) $48,000 annually (assuming the benefit were paid entirely from the retirement income trust fund) payable over 15 years or, in the alternative, (ii) $75,000 annually (assuming the benefit were paid entirely as an accrued deferred compensation obligation) payable over 15 years.  The total amount contributed to the retirement income trust fund, generally, is in no event to be less than the amount of the after-tax benefit that would have been payable to Mr. Sanchez had the retirement income fund trust not been established and the benefit obligation been accrued under applicable accounting guidelines.

If Mr. Sanchez is employed until reaching age 65 and has not elected to receive a lump sum payment, the retirement income trust fund and deferred compensation credits (if applicable) will be annuitized into monthly installments payable for 180 months. At anytime during the payout period, Mr. Sanchez may elect to receive the unpaid balance in a lump sum payment.  The bank and Mr. Sanchez intend to amend the agreement this calendar year to conform its payment provisions to the requirements of Section 409A of the Internal Revenue Code.

The agreement also provides for payment of all or a portion of the described benefits in certain events occurring prior to Mr. Sanchez’s attainment of age 65, including death, change in control, termination of employment prior to age 65 and disability.

The agreement also provides that during his employment and for a period of 12 months following termination, Mr. Sanchez may not compete with the bank or any of its affiliates by, directly or indirectly, serving as a director, officer, employee, or consultant for, or acquiring or maintaining more than a 1% passive investment in, any business or enterprise that competes with the bank within a radius of 35 miles from the bank’s main office or any other office.

Director Compensation

Coastal directors were paid $500 per board meeting attended, and the chairman received $650 per meeting attended.  For each committee meeting attended, directors were paid $150 per meeting.  The Audit Committee chairman received $250 for each meeting attended.  The Governance Committee chairman received $200 for each meeting attended.  The Compensation Committee chairman received $200 for each meeting attended.  Total compensation for directors is set forth in the table below.

Name	Fees earned or paid in cash ($)	Change in Pension Value and Non-Qualified Deferred Compensation(1) Earnings ($)	Total ($)

Ron Anderson	14,330	--	14,330
Christina H. Bryan	19,150	--	19,150
Suellen Rodeffer Garner	21,950	--	21,950
Dennis O. Green	17,250	2,032	19,282
James W. Holden, Jr.	17,700	2,134	19,834
Ladson F. Howell	21,200	2,537	23,737
James C. Key	16,000	1,993	17,993
Robert B. Pinkerton	18,150	2,225	20,375
Edward E. Wilson	16,500	--	16,500
Marshall E. Wood	16,400	--	16,400

(1) Director Deferred Fee Program.  Lowcountry National Bank maintains a director deferred compensation program to provide its directors with an opportunity to defer board fees in an interest-bearing account.  Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of Lowcountry National Bank’s return on equity for the previous quarter, not to exceed 12%.  All directors of the Company who are also directors of Lowcountry National Bank, with the exception of Mr. Kohn, participate in this program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information relating to beneficial ownership of Coastal is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended.  Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.  A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from the record date.  Each person is the record owner of and has sole voting and investment power with respect to his or her shares.

The following table shows how much of our common stock is owned by the directors, certain named executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2008.  These shares have been adjusted for all stock dividends.  Except as noted below, the mailing address for each beneficial owner is c/o Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

Name	Number of Shares Owned	Right to Acquire	Total Beneficially Owned	% of Outstanding Shares

Directors
Ron Anderson	33,681	-	33,681	1.34
Christina H. Bryan	44,145	-	44,156	1.75
Suellen Rodeffer Garner	69,722	-	69,722	2.77
Dennis O. Green	24,464	24,888	49,352	1.94
James W. Holden, Jr.	23,004	13,311	37,012	1.43
Ladson F. Howell	15,435	7,717	23,152	0.92
James C. Key	13,193	11,576	24,769	0.98
Randolph C. Kohn	30,328	43,311	73,639	2.87
Robert B. Pinkerton	24,598	23,152	47,750	1.88
Michael G. Sanchez	22,095	29,611	51,706	2.03
Edward E. Wilson	39,391	-	39,391	1.56
Marshall E. Wood	35,385	-	35,385	1.40
Total Directors (12 persons)	375,441		529,007	19.78

Non-Director Executive Officers
Paul R. Garrigues	-	8,400	8,400	0.33

Total Directors and Executive Officers (13 persons)	375,441	161,966	537,407	20.04

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock.  Directors, executive officers and greater than 10% shareholders are required to furnish us with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to us, during the fiscal year ended December 31, 2007, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except Mr. Garrigues who filed late the report of his initial beneficial ownership of Company stock and one report for an option award.

RELATIONSHIPS AND RELATED TRANSACTIONS

We have banking and other transactions in the ordinary course of business with our directors and officers and the Banks and their affiliates.  It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or the Banks.  Loans to individual directors and officers must also comply with the Banks’ lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

All of the Company’s directors, except for Messrs. Kohn and Sanchez, are independent directors under the National Association of Securities Dealers definition of “independent director.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Coastal has selected the accounting firm of Mauldin & Jenkins, Certified Public Accountants, LLC, to serve as principal accountant for Coastal for the fiscal year ending December 31, 2008.  A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Mauldin & Jenkins for the fiscal years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006

Audit Fees	$97,500	$92,500
Audit-Related Fees	$3,280	$--
Tax Fees	$23,380	$3,825
All Other Fees	$--	$--
Total	$124,160	$96,325

Audit Fees

This category includes the aggregate fees billed for professional services rendered by Mauldin & Jenkins for the audit of our annual consolidated financial statements and the limited reviews of our quarterly condensed consolidated financial statements for the years ended December 31, 2007 and December 31, 2006.

Audit-Related Fees

This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Mauldin & Jenkins for the fiscal years ended December 31, 2007 and December 31, 2006.  These services principally included consultations concerning financial accounting and reporting standards.

Tax Fees

This category includes the aggregate fees billed for tax services rendered by Mauldin & Jenkins during fiscal years ended December 31, 2007 and December 31, 2006.  These services consisted of the preparation of original and amended federal and state income tax returns, tax consulting related to the preparation and filing of these returns, responding to tax notices from taxing authorities and other issues.

All Other Fees

This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Mauldin & Jenkins during the fiscal years ended December 31, 2007 and December 31, 2006.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the Audit Committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses.  The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services.  The pre-approval process requires all services to be performed by our independent auditor to be approved in advance, regardless of amount.  These services may include audit services, audit-related services, tax services and other services.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

Any shareholder who wishes for a proposal to be included in the proxy statement and form of proxy relating to the 2009 annual meeting must deliver a written copy of the proposal to our principal executive offices no later than December 15, 2008.  To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 to be included in the proxy materials.  Rule 14a-8 provides information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2009 proxy statement.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must comply with Coastal’s bylaws.  Proposals must be delivered to the Secretary of the Company no less than 30 nor more than 60 days prior to the date of the 2009 annual meeting date; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within ten (10) days following the day on which notice of the meeting was mailed to shareholders.  Pursuant to our bylaws, the notice must set forth for each proposal:

(1)

a description of the business desired to be brought before the annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting such business at the annual meeting;

(2)

the name and record address of the shareholder proposing such business;

(3)

the class and number of shares of the Company that are owned of record, and the class and number of shares of the Company that are held beneficially, but not held of record, by the shareholder as of the record date for the meeting if such date has been made publicly available, or as of a date within ten (10) days of the effective date of the notice by the shareholder if the record date has not been made publicly available; and

(4)

any interest of the shareholder in such business.

If a shareholder attempts to bring business before the annual meeting without complying with these provisions, the chairman may declare that the matter was not properly brought before the meeting and the business will not be transacted; provided, however, that the chairman of the meeting, for good cause shown and with proper regard for the orderly conduct of business, may waive the bylaw notice provisions.  Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any shareholder proposal contained in a shareholder notice received by the Company after the bylaw notice deadline.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and by sending it to the Secretary of the Company at the Company’s principal office at 36 Sea Island Parkway, Beaufort, South Carolina 29907.  The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

The Board of Directors of Coastal knows of no other matters that may be brought before the meeting.  If, however, any matters other than the election of directors or matters related to the election should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

If you cannot be present in person at the meeting, please complete, sign, date and return the enclosed proxy to us promptly in the postage-paid envelope provided.

April 14, 2008

COASTAL BANKING COMPANY, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 16, 2008

The undersigned hereby appoints Randolph C. Kohn or Michael G. Sanchez or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of Coastal Banking Company, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Friday, May 16, 2008 at 10:00 a.m. at the Hilton Garden Inn, 1500 Queen Street, Beaufort, South Carolina 29902, and at any adjournments of the Annual Meeting, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, the receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL.

PROPOSAL:

To elect the four (4) persons listed below to serve as Class III Directors of Coastal Banking Company, Inc. for a three-year term:

Randolph C. Kohn   Robert B. Pinkerton

Edward Wilson   Marshall E. Wood

☐

 FOR all nominees listed above (except as

☐

WITHHOLD authority to vote for all nominees

 indicated below)

listed above

INSTRUCTION:

To withhold authority for any individual nominee, mark “FOR” above, and write the nominee’s name in this space______________________________________________________________________________________________.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED

IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION TO THE CONTRARY IS INDICATED,

IT WILL BE VOTED FOR THE PROPOSAL.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER

MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

_______________________________________________

Signature(s) of Shareholder(s)

[LABEL]

_______________________________________________

Name(s) of Shareholders(s)

Date:______________________________________, 2008

(Be sure to date your proxy)

Please mark, sign and date this proxy, and return it in the enclosed return-addressed envelope.  No postage necessary.

I WILL __________ WILL NOT ___________ ATTEND THE ANNUAL SHAREHOLDERS MEETING.